Exhibit 4.4

AMENDMENT TO THE EXPLORATION OF MINING CONCESSION AND OPTION TO PURCHASE MINING RIGHTS AGREEMENT ENTERED INTO BY AND BETWEEN MR. ADRIAN EVODIO PRADO GOMEZ AND HIS WIFE MRS. YUKIKO ADACHI DE PRADO, BOTH ACTING BY THEIR OWN RIGHT (HEREINAFTER "PRADO") AND MINERA PORTREE DE ZACATECAS, S.A. DE C.V., HEREBY REPRESENTED BY MR. LUIS EMILIO VILLANUEVA AVELLANEDA (HEREINAFTER "PORTREE"), IN TERMS OF THE FOLLOWING DECLARATIONS AND CLAUSES:

DECLARATIONS

I.

Both parties declare that:

I.1

On November 28, 2003 they entered into an Exploration of Mining Concession and Option to Purchase Mining Rights Agreement (hereinafter the "Agreement") by which Prado conveyed to Portree the exclusive right to explore and, as the case may be, exploit the mining concession (hereinafter the "MINING CONCESSION") that covers the following mining claim (the "CLAIM"), which is located at the Municipality of Acaponeta, State of Nayarit:

NAME OF THE CLAIM	TITLE NUMBER	SURFACE (HS)

La Estrella	196009	146.3529

II.

Prado hereby declares that:

II.1.

In the Agreement he declared that the MINING CONCESSION was free of any liens, encumbrances or limitation of ownership and that it was updated in the compliance of all the obligations established by the Mining Law and its Regulations for mining concessionaires.

II.2.

Notwithstanding the foregoing, upon execution of the Agreement Prado owed mining duties corresponding to the MINING CONCESSION from the first semester of 1993 up to the second semester of 2003 in the understanding that as of the first semester of the year 2004, the payment of such duties shall be made by PORTREE.

II.3.

In addition to the indebtedness mentioned in Declaration 11.2 above, the CLAIM is encumbered with a first degree mortgage that guarantees the payment of a loan granted to him by the Mining Development Trust (FIFOMI) that arises to the principal amount of Mx.Cy. $186,197.01 (One Hundred Eighty Six Thousand One Hundred and Ninety Seven 01/100 Pesos) (hereinafter the "Loan").

II.4.

He has been dealing with the officers of the FIFOMI and is trying to obtain a discount in the amount of the Loan in order to liquidate it with the less possible amount.

II.5.

He does not have enough funds to pay the indebtedness to which Declarations 11.3 and 11.4 refer, so he wishes to enter into this Amendment with the purpose that PORTREE pays on his behalf such amounts and deduce them from the price agreed in the Agreement for the Conveyance of the rights that were subject matter of same.

III.

PORTREE declares through its legal representative that:

III.1.

It has performed an exhaustive due diligence of the MINING CONCESSION, from which it has been concluded that the mining duties corresponding to such MINING CONCESSION since 1993 have not neither calculated nor paid in accordance to the rate established by the Duties' Federal Law for each one of the semesters since that date.

III.2.

It wishes to liquidate the indebtedness mentioned in Declarations 11.3. y 11.4. above, provided that the amount paid is reduced from the price agreed in the Agreement.

In accordance with the above mentioned Declarations, the parties hereto agree in the terms of the following:

CLAUSES

FIRST. Declaration II. of the Agreement is amended and Declaration 11.D. is added as follows:

"II.C. In the date of execution of this Amendment to the Agreement, he owes the mining duties corresponding to the MINING CONCESSION since the first semester of 1993 and up to the second semester of 2003 (the "Duties Indebtedness").

"II.D. The MINING CONCESSION is encumbered with a first degree mortgage that guarantees the payment of the Loan, which liquidation is being negotiated by himself with the Mining Development Trust (FIFOMI) with the purpose of obtaining a discount in the amount currently owed."

SEGUNDA. Clause Fourth Bis is added to the Agreement as follows:

"FOURTH BIS. In order to obtain a discount in the current amount of the Loan, Prado is negotiating with the Mining Development Trust, and the last written communication in that regard was sent on March 10, 2004 to Mr. Guillermo Nieto Ramirez, Local Manager of such entity at the State of Sinaloa and up to date it has not been answered.

Therefore, Prado hereby binds himself to make his best effort with the purpose to obtain such discount in a maximum period of 30 days as of the date of execution of this Amendment and, in case he does not achieve it, he accepts that PORTREE liquidates the Loan and discounts it from the price agreed in the Agreement, in terms of Clause Third hereof.

TERCERA. Paragraph B of Clause Fifth of the Agreement is amended as follows:

"FIFTH. Price...

A.

5.B Pay to Prado the following amounts:

5.B.1 .

5.B.2 Upon execution of this Amendment, US$50,000, from which PORTREE shall deduct: (i) the amount of the Duties Indebtedness and pay it on that account as provided by the Mining Law, its Regulations and Articles 67 and 146 of the Federal Tax Code; and (ii) the amount of the Loan or the one which results if Prado obtains a discount thereof in terms of Clause Fourth Bis, and pay it to the Mining Development Trust (FIFOMI) in order to release the MINING CONCESSION of the mortgage affecting it. The parties agree that from the above mentioned payment PORTREE shall deduct a maximum amount of US$25,000 for the payment of the Duties Indebtedness and of the Loan, and in case this amount is not enough to cover such payments, the difference shall be deducted by PORTREE from the payment that will be made on November, 2005 in terms of the Agreement.

5.B.3...

5.B.4 ...

5.B.5 ...

5.B.6 ...

5.B.7...

5.C..."

FOURTH. The Declarations and Clauses of the Agreement that are not amended or added by this Amendment, shall keep effective in the terms established thereat..

The parties hereby sign this Amendment at the city of Mexico, Federal District, on May 17, 2004.

PRADO
/s/Adrian Evodio Prado Gomez
Adrian Evodio Prado Gomez

PORTREE
Minera Portree de Zacatecas, S.A. de C.V.

/s/ Luis Emilio Villanueva Avellaneda
Ing. Luis Emilio Villanueva Avellaneda Attorney-in-fact.

/s/ Yukiko Adachi de Prado
Mrs. Yukiko Adachi de Prado